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                                                                     EXHIBIT P-2




                                [MTHM LETTERHEAD]


                                  June 11, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                           Re:      Interstate Energy Corporation Form U-1
                                    Declaration
                                    (File No. 70-8891)

Ladies and Gentlemen:

        We refer to the Form U-1 Declaration, as amended (the "Declaration"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by WPL Holdings, Inc. ("WPLH"), a Wisconsin corporation and a public utility holding company exempt from registration under Section 3(a)(1) of the Act, IES Industries Inc. ("IES"), an Iowa corporation and a public utility holding company exempt from registration under Rule 2 of Section 3(a)(1) of the Act and Interstate Power Company ("IPC"), a Delaware corporation and a public utility company in File No. 70-8891; dated April 14, 1998 (the "Order") granting the Declaration and permitting the Declaration to become effective; and the Certificate of Notification to be filed with the Commission by Interstate
Energy Corporation ("IEC") with respect to the Declaration (the "Certificate of Notification"). The Declaration, Order and Certificate of Notification relate to the combination of WPLH, IES and IPC, pursuant to which IESmerged with and into WPLH and IPC merged with and into a subsidiary of WPLH (the "Merger") and, upon consummation of the Mergers, WPLH was renamed IEC. After the approval of the combination and the consummation of the Mergers, IEC registered with the Commission as a holding company under the Act. In the Application, WPLH, IES and IPC also requested that the Commission approve, among other things: the establishment of Interstate Services Company in accordance with Rule 88 under the Act; the execution of the Utility and Non-Utility Service Agreements; the retention by IEC of its gas properties, utility subsidiaries and non-utility affiliates; all outstanding intrasystem obligations and guarantees; the issuance of shares of IEC stock, $.01 per share, in connection with the
Mergers; and authority, for a period ending five years after the date of the Commission's Order approving the matters requested by the Application, for IEC to issue (and/or acquire through open-market transactions) up to 11 million shares of IEC common stock under dividend reinvestment and stock-based management incentive and employee benefit plans. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Declaration.
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                  We have acted as special counsel for WPLH, IES and IPC in
connection with the Declaration and, as such counsel, we are familiar with the corporate proceedings taken by WPLH, IES and IPC in connection with the Transactions as described in the Declaration. We have examined originals, or copies certified to our satisfaction, of such corporate records, certificates of public officials, certificates (including the Certificate of Notification) of officers and representatives of WPLH, IES and IPC, and other documents as we have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied on certificates of officers of WPLH, IES and IPC and other appropriate persons and statements contained in the Declaration and the exhibits thereto.

                  Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, through and as of the date hereof:

                  1. The Transactions have been consummated in accordance with the terms and conditions of the Declaration and Order.

                  2. All state laws applicable to the proposed Transactions, other than the state securities or "blue sky" laws of various states as to which we express no opinion, have been complied with.

                  We hereby consent to the use of this opinion as an exhibit to the Declaration. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.

                                      Very truly yours,



                                      Milbank, Tweed, Hadley & McCloy
MDD/JTO


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